CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2016 FINANCIAL RESULTS

- Defense backlog at $321.7 Million, up 16% from 2015 year-end; multi-year defense contracts now represent 77% of total backlog –

- 2016 Full Year EPS and Adjusted EPS at $(0.42) and $0.71, respectively -

- 2016 Fourth Quarter EPS and Adjusted EPS at $0.24 and $0.24, respectively -

Edgewood, NY – March 7, 2017 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today reported fourth-quarter and full-year 2016 financial results.

Full Year 2016 vs. Full Year 2015

●	Revenue of $81.3 million compared to $100.2 million;
●	Gross profit was $4.3 million compared to $16.6 million;
●	Pre-tax income (loss) was $(5.7) million compared to $8.0 million;
●	Net income (loss) was $(3.6) million compared to $5.0 million;
●	Earnings (loss) per diluted share were $(0.42) per diluted share compared to $0.58 per diluted share; and
●	Backlog at $416.3 Million, up approximately $29.0 Million or 7%, compared to $387.3 million.

Fourth Quarter 2016 vs. Fourth Quarter 2015

●	Revenue of $24.3 million compared to $31.6 million;
●	Gross profit of $5.9 million compared to $3.6 million;
●	Pre-tax income of $3.4 million compared to $1.6 million;
●	Net income of $2.1 million compared to $0.7 million; and
●	Earnings per diluted share of $0.24 compared to $0.08.

Full year 2016 results were impacted by a non-cash charge related to the Company’s A-10 Wing Replacement Program (WRP) taken during the first quarter of 2016. In reporting first quarter 2016 results, CPI Aero announced that it had incurred a non-cash charge of approximately $13.5 million related to its estimate to perform through the conclusion of the order. The results presented on an adjusted basis that excludes the impact of the A-10 WRP from the applicable periods are provided in the schedules that accompany this release.

CPI Aero Q4 & FY16 Earnings Press Release	Page 2
March 7, 2017

“Our financial results for fiscal 2016 reflect continued successful execution on a strategy first undertaken in 2014 to drive growth and profitability by leveraging our roots in the defense market and placing greater sales emphasis on multi-year opportunities,” stated Douglas McCrosson, president and chief executive officer of CPI Aero. “We are pleased to report that multi-year defense programs comprise approximately 77% of backlog at year-end with the majority just beginning or about to begin generating revenue, thereby giving us significant revenue visibility in the coming years. In an ongoing, tight spending environment, we booked new orders totaling approximately $85 million in the second-half of fiscal 2016. Notable among those in the fourth quarter were Bell Helicopter/Textron and Sikorsky, both of which illustrate our ability to leverage superior program execution to secure additional awards.

“In 2017, we expect increased global spending on defense systems will be a tailwind to drive demand for our products,” continued Mr. McCrosson. “As the U.S. Air Force balances its spending priorities between modernization and readiness, our technical and cost advantages and supply chain expertise are significant competitive differentiators in the market. Continued strength in spending on new equipment bodes well for our F-35, E-2D and Next Generation Jammer pod contracts. More spending to maintain the legacy fleets could be positive for our F-16, T-38, A-10 and Black Hawk programs. Further, increased spending internationally is expected to boost demand for our DB-110 pod and E-2D kits for the Japanese version of the E-2D. Our bid pipeline is aligned with our sales emphasis on defense opportunities, and we are seeing strong interest in our Aerosystems segment – our pod-based systems business – in which we now have a reputation for manufacturing at an OEM level, but at a lower cost. Opportunities in this business, as well as other programs we anticipate will be awarded in fiscal 2017, will continue to drive growth in our defense backlog.”

CPI Aero Q4 & FY16 Earnings Press Release	Page 3
March 7, 2017

Financial Outlook

Continued Mr. McCrosson, “The new Administration and Congress have indicated a disposition towards increasing defense funding levels. However, we are five months into the 2017 government fiscal year without a signed 2017 Defense Appropriations Bill. The Department of Defense is operating on a Continuing Resolution that is estimated to be in place through April, if not longer. This is creating uncertainty in the timing of awards for certain defense programs. As a result, we are updating financial guidance for 2017 to reflect a more conservative outlook for revenue growth in the range of 1.5% to 7%. This tempers our initial financial guidance provided in our third quarter 2016 earnings release on November 8, 2016 for top line growth in the range of 5% and 10% compared to 2016. Further, though we are heartened by recent news of plans to continue A-10 fleet operations through 2021 and we remain optimistic that the U.S. Air Force will ultimately decide to continue to replace the A-10’s wings via a new follow-on program, there is presently too much uncertainty to include any revenue or profit contribution from such a new A-10 re-wing contract in our 2017 forecast. In addition, 2017 revenue will be driven in large part by new defense awards that carry lower gross margins at the beginning of their project lifecycles. Therefore, gross profit margin for full year 2017 is expected to be on the lower end of our historical range of between 22% and 24%.”

2017 financial guidance is as follows:

●	Revenue in the range of $82.5 million to $87.0 million as compared to $81.3 million in the fiscal 2016 full year ended December 31, 2016;
●	Pre-tax income in the range of $8.1 million to $8.5 million as compared to a pre-tax loss of $5.8 million in fiscal 2016;
●	Effective tax rate of approximately 37%.

Mr. McCrosson concluded, “As we enter fiscal 2017, we will begin to see the results of defense programs won over the past two years. With the defense sector in an upcycle and armed with our proven sales strategy and technical capabilities, we have a solid framework for continued organic growth. We seek to supplement our organic growth with acquisitions. We have begun a process to identify companies principally focused on the defense market that complement and enhance our current capabilities and could enable us to more quickly gain scale.  We believe this is an important attribute that should enhance our competitive position and permit us to more rapidly gain a larger defense portfolio. Improved cost and process efficiencies made in prior years, coupled with our diversified backlog today and the opportunities ahead of us, have CPI Aero positioned to succeed in fiscal 2017 and beyond.”

Conference Call
Management will host a conference call today at 8:30 a.m. ET to discuss the company’s results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

CPI Aero Q4 & FY16 Earnings Press Release	Page 4
March 7, 2017

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2015, and Form 10-Q for the three-month periods ended March 31, 2016, June 30, 2016, and September 30, 2016.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

– Financial Tables to Follow –

CPI Aero Q4 & FY16 Earnings Press Release	Page 5
March 7, 2017

CPI AEROSTRUCTURES, INC.

STATEMENTS OF OPERATIONS

Years ended December 31,	2016	2015
	(Unaudited)

Revenue	$81,329,858	$100,202,557

Cost of sales	77,010,940	83,600,854

Gross profit	4,318,918	16,601,703

Selling, general and administrative expenses	8,614,190	7,636,148
Income (loss) from operations	(4,295,272)	8,965,555

Other expense:
Interest/other expense	(22,659)	(40,433)
Interest expense	(1,356,645)	(918,129)
Total other expense, net	(1,379,304)	(958,562)
Income (loss) before provision for (benefit from) income taxes	(5,674,576)	8,006,993

Provision for (benefit from) income taxes	(2,066,000)	2,991,000

Net income (loss)	$(3,608,576)	$5,015,993

Income (loss) per common share – basic	$(0.42)	$0.59

Income (loss) per common share – diluted	$(0.42)	$0.58
Shares used in computing earnings per common share:
Basic	8,655,848	8,552,817
Diluted	8,655,848	8,579,986

CPI Aero Q4 & FY16 Earnings Press Release	Page 6
March 7, 2017

CPI AEROSTRUCTURES, INC.

BALANCE SHEETS

	December 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,039,586	$1,002,023
Accounts receivable, net	8,514,613	7,665,837
Costs and estimated earnings in excess of billings on uncompleted
contracts	99,578,526	102,622,387
Prepaid expenses and other current assets	2,155,481	1,065,473

Total current assets	111,288,206	112, 355,720

Property and equipment, net	2,298,610	2,358,736
Deferred income taxes	3,952,598	1,890,000
Other assets	252,481	108,080
Total Assets	$117,791,895	$116,712,536

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,027,457	$18,379,469
Accrued expenses	1,386,147	1,057,682
Billings in excess of costs and estimated earnings on uncompleted
contracts	115,337	175,438
Current portion of long-term debt Contract loss	1,341,924 1,377,171	1,011,491 549,723
Line of credit	22,438,685	23,700,000
Income tax payable	6,000	189,000

Total current liabilities	40,692,721	45,062,803

Long-term debt, net of current portion	8,860,724	483,961
Other liabilities	632,744	633,663

Total Liabilities	50,186,189	46,180,427

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares,
8,739,836 and 8,583,511 shares, respectively,
issued and outstanding	8,738	8,584
Additional paid-in capital	52,824,950	52,137,384
Retained earnings	14,781,018	18,389,594
Accumulated other comprehensive loss	(9,000)	(3,453)
Total Shareholders’ Equity	67,605,706	70,532,109
Total Liabilities and Shareholders’ Equity	$117,791,895	$116,712,536

CPI Aero Q4 & FY16 Earnings Press Release	Page 7
March 7, 2017

CPI AEROSTRUCTURES, INC.

ADJUSTED STATEMENT OF EARNINGS

31-DEC-16

Adjusted Earnings (arrived at by eliminating the Company’s A-10 Program with Boeing from reported results) is not derived in accordance with generally accepted accounting principles (“GAAP”). Adjusted Earnings is a key metric CPI Aero has used in evaluating its financial performance. Adjusted Earnings is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. CPI Aero considers Adjusted Earnings important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of the non-cash and non-recurring change in estimate recognized in the three months ended March 31, 2016, Adjusted Earnings enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. CPI Aero uses Adjusted Earnings as a measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating decisions and investments. The presentation of Adjusted Earnings should not be construed as an inference that CPI Aero’s future results will be unaffected by unusual or non-recurring items or by non-cash items, such as changes in estimates. Adjusted Earnings should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

	For the Year ended December 31, 2016 (Unaudited)

	GAAP as Reported	Adjustments	Adjusted Earnings

Revenue	$81,329,858	$457,905	$81,787,763

Cost of sales	77,010,940	(14,826,245)	62,184,695

Gross profit	4,318,918	15,284,150	19,603,068

Selling, general and administrative exp	8,614,190	—	8,614,190

Income (loss) from operations	(4,295,272)	15,284,150	10,988,878

Other expense, net	(1,379,304)	—	(1,379,304)

Income before provision for (benefit from) income taxes	(5,674,576)	15,284,150	9,609,574

Provision for (benefit from) income taxes	(2,066,000)	5,573,000	3,507,000

Net income (loss)	$(3,608,576)	$9,711,150	$6,102,574

Diluted earnings (loss) per share	$(0.42)		$0.71

CPI Aero Q4 & FY16 Earnings Press Release	Page 8
March 7, 2017

	For the Three Months December 31, 2016 (Unaudited)

	GAAP as Reported	Adjustments	Adjusted Earnings

Revenue	$24,268,033	$(1,207,562)	$23,060,471

Cost of sales	18,368,380	(1,207,562)	17,160,818

Gross profit	5,899,653	—	5,899,653

Selling, general and administrative exp	2,010,873	—	2,010,873

Income from operations	3,888,780	—	3,888,780

Interest expense	(441,781)	—	(441,781)

Income before provision for (benefit from) income taxes	3,446,999	—	3,446,999

Provision for (benefit from) income taxes	(1,312,000)	—	(1,312,000)

Net income (loss)	$(2,134,999)	$—	$2,134,999

Diluted earnings (loss) per share	$0.24		$0.24

CPI Aero Q4 & FY16 Earnings Press Release	Page 9
March 7, 2017

	For the Year Ended December 31, 2015

	GAAP as Reported	Adjustments	Adjusted Earnings

Revenue	$100,202,557	$(13,393,109)	$86,809,448

Cost of sales	83,600,854	(16,400,878)	67,199,976

Gross profit	16,601,703	3,007,769	19,609,472

Selling, general and administrative exp	7,636,148	—	7,636,148

Income from operations	8,965,555	3,007,769	11,973,324

Interest expense	(958,562)	—	(958,562)

Income before provision for income taxes	8,006,993	3,007,769	11,014,762

Provision for income taxes	(2,991,000)	(1,084,000)	(4,075,000)

Net income	$5,015,993	$1,923,769	$6,939,762

Diluted earnings per share	$0.58		$0.81

CPI Aero Q4 & FY16 Earnings Press Release	Page 10
March 7, 2017

	For the Three Months Ended December 31, 2015

	GAAP as Reported	Adjustments	Adjusted Earnings

Revenue	$31,590,790	$(589,316)	$31,001,474

Cost of sales	28,035,959	(3,589,316)	24,446,643

Gross profit	3,554,831	3,000,000	6,554,831

Selling, general and administrative exp	1,668,026	—	1,668,026

Income from operations	1,886,805	3,000,000	4,886,805

Interest expense	(255,125)	—	(255,125)

Income before provision for income taxes	1,631,680	3,000,000	4,631,680

Provision for income taxes	(980,000)	(1,662,000)	(2,602,000)

Net income	$651,680	$1,378,000	$2,029,680

Diluted earnings per share	$0.08		$0.24

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